Exhibit 10.24

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is made as of the last date signed below (the “Separation Agreement and Release”), between Keith A. Goldan (“Employee”) and Fibrocell Science, Inc. (the “Company”).
WHEREAS, the Employee commenced employment with the Company on March 18, 2015 and now desires to terminate his employment;
WHEREAS, in order to facilitate an orderly transition of the Employee’s duties and responsibilities as Senior Vice President, Chief Financial Officer and Treasurer of the Company, the Company desires for the Employee to remain employed until January 1, 2017 (the “Termination Date”); and
WHEREAS, the Company and the Employee acknowledge that they at all times have maintained at will employment relationship and shall through the Terminate Date (as defined below); and
WHEREAS, the Employee and the Company further desire to part amicably and to resolve and settle any and all claims that they have or may have against each other, including claims arising from any aspect of the Employee’s employment with the Company or the termination of the employment relationship.
NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:
1.Termination of Employment. Employee’s employment with the Company shall terminate effective as of the Termination Date. From the date hereof until the Termination Date, the Employee shall continue to satisfactorily perform his duties and responsibilities as Senior Vice President, Chief Financial Officer and Treasurer of the Company and assisting the Company with the transition of his duties and responsibilities. Employee acknowledges and agrees that the termination of his employment constitutes a “Voluntary Resignation” under the terms of his Employment Agreement, dated March 18, 2015 (“Employment Agreement”) and that as a result, he is not entitled to any severance or other benefits under the Employment Agreement. Employee furthermore acknowledges and agrees that he is not entitled to any bonus for fiscal year 2016. Notwithstanding the foregoing, the Company, in exchange for the Employee’s execution of this Agreement (and, with respect to paragraph 2.c his execution and non-revocation of the Supplemental Release), is willing to provide the payments and benefits set forth hereunder, to which the Employee would not be otherwise entitled.
2.Consideration.
a.In consideration for and contingent upon the Employee satisfactorily performing his duties and responsibilities until the Termination Date, the Company shall (i) continue to pay Employee’s current base salary until the date on which the Employee’s employment with the Company terminates, (ii) continue medical and dental benefits under the terms of the Company’s applicable plans for Employee and his spouse and dependents until and including the Termination Date and (iii) pay Employee for all accrued, unused vacation as of the date of such termination, in each case, less applicable withholding taxes and deductions in accordance with the Company’s normal payroll practices; and
b.In consideration for and contingent upon your execution of this Separation Agreement and Release, including without limitation the release set forth in paragraph 3, the Company agrees to pay Employee a one-time payment in the gross amount of $5,000, less applicable tax withholdings and deductions. This payment will be made within fourteen (14) days after execution of this Separation Agreement and Release; and

Exhibit 10.24

c.In consideration for and contingent upon the promises set forth in this Separation Agreement and Release and further contingent on the Employee’s execution after the Termination Date of the Supplemental Release set forth in Exhibit A hereto, the Company agrees to pay Employee a one-time severance payment in the gross amount of $25,000, less applicable tax withholdings and deductions, which shall be made within fourteen (14) days after the Supplemental Release becomes effective.
Employee acknowledges that the payments and promises specified in paragraph 2b and paragraph 2c above constitute consideration to which Employee would not otherwise be entitled. It is further acknowledged that even if this Separation Agreement and Release and/or the Supplemental Release is not executed, Employee will receive the payments described in paragraph 2a. Employee understands and agrees that Employee will receive no other wages, bonus, severance or other payments or benefits from the Company.

Employee also understands and agrees that Employee’s unvested options granted pursuant to the Fibrocell Science, Inc. 2009 Equity Incentive Plan (the “Plan”) are forfeited immediately as of the Termination Date, as provided in the Plan and in any award agreement issued under the Plan. With respect to vested, unexercised options held by Employee as of the Termination Date, Employee may still exercise such options in accordance with the post-termination exercise period set forth in the Plan and/or in such award agreement evidencing the vested options.

3.Employee’s Release. Employee hereby generally releases and discharges the Company, together with each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, directors, officers, employees and agents, whether present or former (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Employee ever had or now has against the Releasees, or any one of them, arising out of or relating to any matter, thing or event occurring up to and including the date on which this Separation Agreement and Release is executed. Employee’s release specifically includes, but is not limited to:
a.any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;
b.any and all claims for breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;
c.any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, or any comparable statute of any other state, country, or locality;
d.any and all claims under any federal, state or local statute or law;
e.any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence); and
f.any and all claims for attorneys’ fees and costs.

Exhibit 10.24

4.Acknowledgment. Employee understands that such release extends to all of the aforementioned claims and potential claims which arose on or before the date on which this Separation Agreement and Release is executed, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Separation Agreement and Release. Employee further understands and acknowledges the significance and consequence of this Separation Agreement and Release and of each specific release and waiver, and expressly consents that this Separation Agreement and Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified. Employee also acknowledges that as of the date hereof Employee has received all compensation due from the Company.
5.Remedies. All remedies at law or in equity shall be available to the Releasees and to Employee for the enforcement of this Separation Agreement and Release. This Separation Agreement and Release may be pleaded as a full bar to the enforcement of any claim that Employee may assert against the Releasees.
6.No Admissions. Neither the execution of this Separation Agreement and Release by the Releasees, nor the terms hereof, constitute an admission by the Releasees of liability to Employee.
7.No Disparagement. Employee agrees to refrain from making disparaging comments about the Releasees, and further agrees not to disrupt the Releasees’ business activities in any manner whatsoever. The Company shall, and shall use its best efforts to ensure that its executive officers and members of its Board of Directors refrain from making disparaging comments about the Employee.
8.Confidentiality. Employee acknowledges that Employee has not disclosed, discussed or publicized the negotiation, terms or fact of this Separation Agreement and Release with anyone other than Employee’s accountant, attorney and immediate family. Employee agrees that Employee shall not in the future disclose or publicize the terms or fact of this Separation Agreement and Release, directly or indirectly, to any person or entity, except to Employee’s accountant, attorney, immediate family, and to others as required by law or stock exchange rule.
9.Confidential Information. Employee agrees that Employee will not disclose to anyone or use for Employee’s direct or indirect benefit or the direct or indirect benefit of any third party, any Confidential Information (as hereinafter defined) of the Company. In general, “Confidential Information” means information Employee obtained during Employee’s employment about the Company’s operations, plans, strategies, products, technologies, processes, forecasts, sales, pricing, marketing, personnel or business, or other information acquired by Employee that is not available to the public and is considered confidential or proprietary information.
10.Employee Agreement. Employee acknowledges and agrees that Employee remains bound by the restrictive covenants contained in the Employment Agreement, as well as the Proprietary Information Agreement dated March 18, 2015 and the Agreement Relating to Confidential Information, Intellectual Property & Additional Terms, dated March 18, 2015, and that Employee will comply with all of Employee’s obligations thereunder.
11.Essential Terms. Employee understands and acknowledges that the promises in paragraphs 7, 8, 9 and 10 are a material inducement for the Company to enter this Separation Agreement and Release and are of the essence of this Separation Agreement and Release. Employee therefore agrees that if Employee should breach any of the provisions of the aforementioned paragraphs, Employee will be obligated to return to the Company any payments made under this Separation Agreement and Release, to the extent permitted by law.

Exhibit 10.24

12.Fees and Costs. Except as otherwise provided for in this Separation Agreement and Release, the parties shall bear their own attorneys’ fees and costs.
13.Entire Agreement. This Separation Agreement and Release contains the entire agreement of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.
14.Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
15.Acknowledgements. Employee hereby certifies and acknowledges, as of the date hereof, as follows:
a.that Employee has been granted any leave to which Employee may have been entitled under any Company policy or applicable federal, or state law.
b.the Company has paid Employee any and all compensation and/or wages to which Employee may have been entitled for work performed.
c.Employee acknowledges that Employee has not caused or permitted, and will not permit or cause, any complaint, charge, lawsuit or any other action or proceeding whatsoever to be filed against the Company based on the Employee’s employment or potential separation of that employment or the operations of the Company.
d.Employee has been advised of Employee’s right to consult an attorney before Employee signs this Separation Agreement and Release. If Company does not receive this Separation Agreement and Release by December 19, 2016, the offer will be considered expired and withdrawn;
e.Employee has read the terms of this Separation Agreement and Release, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE RELEASEES from any legal or administrative claims arising out of Employee’s employment relationship with the Company;
f.Employee does not waive rights or claims that may arise after the date hereof; and
g.that neither Releasees nor any of their agents, representatives, employees, or attorneys, have made any representations to Employee concerning the terms or effects of this Separation Agreement and Release other than those contained herein.
16.Amendments. Neither this Separation Agreement and Release nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.
17.Governing Law. This Separation Agreement and Release shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.
18.Legally Binding. The terms of this Separation Agreement and Release contained herein are contractual, and not a mere recital.

Exhibit 10.24

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Separation Agreement and Release as of this day and year written below.

/s/ Keith A. Goldan
Name: Keith A. Goldan

Date: November 4, 2016

By:	Fibrocell Science, Inc.

/s/ David Pernock
Name: David Pernock
Title: Chairman and CEO

Date: November 4, 2016

Exhibit 10.24

Exhibit A
Supplemental Release

IN CONSIDERATION of the payments, benefits, terms and conditions contained in the Separation Agreement and Release, dated as of November 4, 2016, (the “Separation Agreement and Release”) by and between Keith A. Goldan (the “Executive”) and Fibrocell Science, Inc. (the “Company”), and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive, on behalf of himself and his heirs, executors, administrators, and assigns, hereby releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, shareholders, employee benefit plans (and the administrator(s) and fiduciaries of such plans), attorneys, and/or owners, and their respective successors, and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorney’s fees, costs, expenses, and demands whatsoever (“Claims”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof (the “General Release”). The Claims covered by this General Release include, but are not limited to, all Claims relating to or arising out of the Executive’s employment by the Company and the cessation thereof. The Claims covered by this General Release also include, but are not limited to any and all Claims arising under any employment-related federal, state, or local statute, rule, or regulation, any federal, state or local anti-discrimination law, or any principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar federal, state, or local statute, including without limitation any claims arising under the Employment Agreement, dated as of March 18, 2015, by and between the Executive and the Company; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company’s obligations to him under or pursuant to (a) paragraph 2.c of the Separation Agreement and Release or (b) any tax qualified pension plan of the Company. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.
The Executive represents and warrants that he fully understands the terms of this General Release, that he has been and hereby is encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.
The Executive further represents and warrants that he has not filed, and will not file or initiate, or cause to be filed or initiated on his behalf, any lawsuit against any of the Released Parties before any federal, state, or local agency, court, or other body asserting any Claims barred or released in this General Release, and will not voluntarily participate in such a proceeding. If the Executive breaches this promise, and the action is found to be barred in whole or in part by this General Release, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this General Release. Notwithstanding the foregoing, nothing in this General

Exhibit 10.24

Release shall preclude or prevent the Executive from filing a lawsuit which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Claims arising under the ADEA. However, the Executive acknowledges that this General Release applies to all Claims he has under the ADEA and that, unless the release is held to be invalid, all of his claims under the ADEA shall be extinguished. Nothing in this General Release shall preclude or prevent Executive from filing a charge with the United States Equal Employment Opportunity Commission or a similar state or local agency, but the Executive acknowledges and agrees that Executive shall not accept any relief obtained on his behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any Claims covered by this General Release.

The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this General Release, the Executive will have seven (7) days after such execution during which he may revoke such execution. In order for a revocation of this General Release to be effective, written notice of such revocation must be received by Edward Russell by electronic mail, or registered mail at: Edward Russell, Fibrocell Science, Inc. 405 Eagleview Blvd., Exton, PA 19341; email: erussell@fibrocellscience.com within the aforementioned seven (7) day period. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective.

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Keith A. Goldan
Signature

Keith A. Goldan

Dated:	January 4, 2017